August 2, 2005


Mail Stop  6010




Augustine Y. Cheung, Chief Executive Officer
Celsion Corporation
10220-L Old Columbia Road
Columbia, Maryland 21046

Via U S Mail and FAX [ (410) 290-5394]

Re:	Celsion Corporation
	Form 10-K for the fiscal year ended December 31, 2004, As
Amended
	Form 10-Q for the fiscal quarter ended March 31, 2005
	File No.  0-14242


Dear Dr. Cheung:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant







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